ADVANCE NANOTECH INC

Warrant Agreement Number: ____________________

October 13, 2006

RE: Investor warrants issued pursuant to the Securities Purchase Agreement dated as of December 31, 2004 (the "Agreement") and placement agent warrants issued in connection with such investor warrants.

Dear Advance Nanotech, Inc. Warrant Holder:

On October 13, 2006, Advance Nanotech, Inc. (the "Company") issued a new warrant to Jano Holdings Ltd. ("Jano") to replace existing Jano warrants to purchase 6,666,666 shares of our common stock related to the fact that Jano extended the Company a revised $20.0 million revolving line of credit. Jano's previous warrants had an exercise price of $2.00. Jano's new warrants have an exercise price of $1.25. The new warrants will expire on May 27, 2009.

The issuance of the new warrants to Jano triggers the anti-dilution adjustment in Section 2.1(c) of your Warrant Agreement and re-prices the investor warrants from $3.00 to $2.71 per share and the placement agent warrants from $2.00 to $1.88 per share.

However, the Company and the Board of Directors decided to re-price the exercise price of the outstanding warrants issued pursuant to the Agreement and the outstanding placement agent warrants issued in connection with such investor warrants to $1.25 per share. The Company is providing this additional benefit to align the outstanding warrant exercise prices at $1.25 per share.

Prior to the foregoing becoming effective, each investor and placement agent will need to approve and consent to the amendment of its Warrant Agreement to change the exercise price as set forth above by printing and signing on your respective line on the following page. The signed form will act as your expressed consent as well as an amendment to your Warrant Agreement. Please return this letter to the Company as soon as possible and retain a copy for your records.

Sincerely yours,

Thomas P. Finn
Chief Financial Officer

NY Office:
600 Lexington Avenue,
29th Floor, New York,
NY, 10022
Tel: (212) 583 0080
Fax: (212) 583 0001

London Office:
Savannah House, 5th Floor
11 Charles II Street
London, SW1Y 4QU
Tel: +44 (0)20 7451 2466
Fax: +44 (0)20 7451 2469

www.advancenanotech.com

ADVANCE NANOTECH INC

Warrant Agreement Amendment

INVESTOR

I, ____ (print name), consent to having my Investor Warrant Agreement number ___________, between myself and Advance Nanotech, Inc. amended to re-price the exercise price on the cover page of the Warrant Agreement from $3.00 to $1.25 per share. In addition, I consent to the Company re-pricing the Placement Agent Warrants from $2.00 to $1.25 per share.

____
Signed

____
Date

PLACEMENT AGENT

I, ____ (print name), consent to having my Placement Agent Warrant Agreement number __________, between myself and Advance Nanotech, Inc. amended to re-price the exercise price on the cover page of the Warrant Agreement from $2.00 to $1.25 per share. In addition, I consent to the Company re-pricing the Investor Warrants from $3.00 to $1.25 per share.

____
Signed

____
Date